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 FORM 3
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


------------------------------------------------------------------------------------------------------------------------------------
|1. Name and Address of Reporting Person*  |2. Date of Event Requiring |4. Issuer Name and Ticker or Trading Symbol                |
|                                          |   Statement               |                                                           |
|   Parker       Robert                    |   (Month/Day/Year)        |                                                           |
|------------------------------------------|                           |            RailAmerica, Inc. (Nasdaq: RAIL)               |
|    (Last)     (First)     (Middle)       |                           |-----------------------------------------------------------|
|                                          |        4/27/01            |5. Relationship of Reporting     | 6. If Amendment, Date   |
|    5300 Broken Sound Boulevard, N.W.     |---------------------------|   Person to Issuer              |    of Original          |
|------------------------------------------|3. IRS Identification      |   (Check all applicable)        |    (Month/Day/Year)     |
|               (Street)                   |   Number of Reporting     |                                 |                         |
|                                          |   Person, if an Entity    |[ ] Director   [ ] 10% Owner     |                         |
|                                          |   (Voluntary)             |                                 |                         |
|                                          |                           |[X] Officer    [ ] Other (specify|                         |
|                                          |                           |    (give                below)  |-------------------------|
|                                          |                           |    title below)                 | 7. Individual or Joint/ |
|                                          |                           | Senior Vice President/Northern  |    Group Filing (Check  |
|                                          |                           | Corridor - North American Rail  |    applicable line)     |
|     Boca Raton     Florida      33487    |                           | Group                           |                         |
|--------------------------------------------------------------------------------------------------------|                         |
|        (City)      (State)      (Zip)                                                                  |                         |
|                                                                                                        |    [X] Form Filed by    |
|                                                                                                        |        One Reporting    |
|                                                                                                        |        Person           |
|                                                                                                        |    [ ] Form Filed by    |
|                                                                                                        |        More than One    |
|                                                                                                        |        Reporting Person |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                    TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED                                       |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security                    |    2. Amount of Securities   |     3. Ownership Form:    |    4. Nature of Indirect     |
|   (Instr. 4)                           |       Beneficially Owned     |        Direct (D) or      |       Beneficial             |
|                                        |       (Instr. 4)             |        Indirect (I)       |       Ownership (Instr. 5)   |
|                                        |                              |        (Instr. 5)         |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
| Common Stock, par value $.001                       45                              D                           N/A              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
-----------------------------------------------------------------------------------------------------------------------------------

*   If the Form is filed by more than one Reporting Person, see Instruction
    5(b)(v).
    Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                            (Print or Type Responses)


FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
| 1. Title of Derivative Security |2. Date             |3. Title and Amount of    |4. Conver-  | 5. Owner-   |6. Nature of Indirect|
|    (Instr. 4)                   |   Exercisable and  |   Securities Underlying  |   sion or  |    ship     |   Beneficial Owner- |
|                                 |   Expiration Date  |   Derivative Securities  |   Exercise |    Form of  |   ship (Instr. 5)   |
|                                 |   (Month/Day/Year )|   (Instr. 4)             |   Price of |    Deriva-  |                     |
|                                 |                    |                          |   Deriva-  |    tive     |                     |
|                                 |                    |                          |   tive     |    Security:|                     |
|                                 |                    |                          |   Security |    Direct   |                     |
|                                 |--------------------|--------------------------|            |    (D) or   |                     |
|                                 |  Date    | Expira- |              | Amount or |            |    Indirect |                     |
|                                 |  Exercis-| tion    |    Title     | Number of |            |    (I)      |                     |
|                                 |  able    | Date    |              |  Shares   |            |    (Instr.  |                     |
|                                 |          |         |              |           |            |    5)       |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         | Common Stock,|           |            |             |                     |
| 1995 Stock Incentive Plan       |          |         | par value    |           |            |             |                     |
| (right to buy)                  |  7/1/97  |  7/1/07 |   $.001      |   1,900   |   $5.00    |     D       |        N/A          |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
| 1998 Executive Incentive        |          |         | Common Stock,|           |            |             |                     |
| Compensation Plan               |  6/30/99 |         | par value    |           |            |             |                     |
| (right to buy)                  |    (1)   | 6/30/08 |   $.001      |   3,500   |   $6.125   |     D       |        N/A          |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
| 1998 Executive Incentive        |          |         | Common Stock,|           |            |             |                     |
| Compensation Plan               |  8/30/00 |         | par value    |           |            |             |                     |
| (right to buy)                  |    (2)   | 8/30/10 |   $.001      |   9,333   |   $6.50    |     D       |        N/A          |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
| 1998 Executive Incentive        |          |         | Common Stock,|           |            |             |                     |
| Compensation Plan               |  4/8/00  |         | par value    |           |            |             |                     |
| (right to buy)                  |   (3)    |  4/8/09 |   $.001      |   3,500   |   $8.75    |     D       |        N/A          |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
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Explanation of Responses:

(1) Thirty three and one-third percent (33-1/3%) of such options became exercisable on each of June 30, 1999 and June 30, 2000 and an additional thirty three and one-third percent will become exercisable on June 30, 2001.
(2) Thirty three and one-third percent (33-1/3%) of such options became exercisable on August 30, 2000 and an additional thirty three and one-third percent will become exercisable on each of August 30, 2001 and August 30, 2002.
(3) Thirty three and one-third percent (33-1/3%) of such options became exercisable on each of April 8, 2000 and April 8, 2001 and an additional thirty three and one-third percent will become exercisable on April 8, 2002.
                                                                                            /s/ Robert Parker              5/4/2001
**  Intentional misstatements or omissions of facts constitute Federal Criminal       ---------------------------------   ----------
    Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                            **Signature of Reporting Person        Date
                                                                                                Robert Parker
Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

                                                     (Print or Type Responses)                                             Page 2
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